Exhibit 4.3

NOTE GUARANTY INSURANCE POLICY

POLICY NUMBER: 490190

OBLIGATIONS:	$650,000,000

IndyMac Home Equity Mortgage Loan Asset-Backed Trust, Series 2006-H4

Home Equity Mortgage Loan Asset-Backed Notes, Series 2006-H4

MBIA Insurance Corporation (the “Insurer”), in consideration of the payment of the premium and subject to the terms of this Note Guaranty Insurance Policy (this “Policy”), hereby unconditionally and irrevocably guarantees to any Owner that an amount equal to each full and complete Insured Payment will be received from the Insurer by Deutsche Bank National Trust Company, or its successors, as indenture trustee for the Owners (the “Indenture Trustee”), on behalf of the Owners, for distribution by the Indenture Trustee to each Owner of each Owner’s proportionate share of the Insured Payment. The Insurer’s obligations hereunder with respect to a particular Insured Payment shall be discharged to the extent funds equal to the applicable Insured Payment are received by the Indenture Trustee, whether or not those funds are properly applied by the Indenture Trustee. Insured Payments will be made only at the time set forth in this Policy, and no accelerated Insured Payments will be made regardless of any acceleration of the Obligations, unless the acceleration is at the sole option of the Insurer.

Notwithstanding the foregoing, this Policy does not cover shortfalls, if any, attributable to the liability of the Issuer, any REMIC or the Indenture Trustee for withholding taxes, if any (including interest and penalties in respect of any such liability).

The Insurer will pay any Insured Payment that is a Preference Amount on the Business Day following receipt on a Business Day by the Fiscal Agent (as described below) of (a) a certified copy of the order requiring the return of a preference payment, (b) an opinion of counsel satisfactory to the Insurer that such order is final and not subject to appeal, (c) an assignment in such form as is reasonably required by the Insurer, irrevocably assigning to the Insurer all rights and claims of the Owner relating to or arising under the Obligations against the debtor which made such preference payment or otherwise with respect to such preference payment and (d) appropriate instruments to effect the appointment of the Insurer as agent for such Owner in any legal proceeding related to such preference payment, such instruments being in a form satisfactory to the Insurer, provided that if such documents are received after 12:00 noon, New York City time, on such Business Day, they will be deemed to be received on the following Business Day. Such payments shall be disbursed to the receiver or trustee in bankruptcy named in the final order of the court exercising jurisdiction on behalf of the Owner and not to any Owner directly unless such Owner has returned principal or interest paid on the Obligations to such receiver or trustee in bankruptcy, in which case such payment shall be disbursed to such Owner.

The Insurer will pay any other amount payable hereunder no later than 12:00 noon, New York City time, on the later of the Payment Date on which the related Deficiency Amount is due or the first Business Day following receipt in New York, New York on a Business Day by

U.S. Bank Trust National Association, as Fiscal Agent for the Insurer, or any successor fiscal agent appointed by the Insurer (the “Fiscal Agent”), of a Notice (as described below), provided that if such Notice is received after 12:00 noon, New York City time, on such Business Day, it will be deemed to be received on the following Business Day. If any such Notice received by the Fiscal Agent is not in proper form or is otherwise insufficient for the purpose of making claim hereunder, it shall be deemed not to have been received by the Fiscal Agent for purposes of this paragraph, and the Insurer or the Fiscal Agent, as the case may be, shall promptly so advise the Indenture Trustee and the Indenture Trustee may submit an amended Notice.

Insured Payments due hereunder, unless otherwise stated herein, will be disbursed by the Fiscal Agent to the Indenture Trustee on behalf of the Owners by wire transfer of immediately available funds in the amount of the Insured Payment less, in respect of Insured Payments related to Preference Amounts, any amount held by the Indenture Trustee for the payment of such Insured Payment and legally available therefor.

The Fiscal Agent is the agent of the Insurer only, and the Fiscal Agent shall in no event be liable to Owners for any acts of the Fiscal Agent or any failure of the Insurer to deposit, or cause to be deposited, sufficient funds to make payments due under this Policy.

Subject to the terms of the Agreement, the Insurer shall be subrogated to the rights of each Owner to receive payments under the Obligations to the extent of any payment by the Insurer hereunder.

As used herein, the following terms shall have the following meanings:

“Agreement” means, collectively, the Indenture, dated as of December 21, 2006, between IndyMac Home Equity Mortgage Loan Asset-Backed Trust, Series 2006-H4, as Issuer, and the Indenture Trustee, as indenture trustee, and the Sale and Servicing Agreement, dated as of December 12, 2006, among the Issuer, IndyMac Bank, F.S.B., as Seller and Servicer, IndyMac ABS, Inc., as Depositor, and the Indenture Trustee, as indenture trustee, in each case without regard to any amendment or supplement thereto, unless such amendment or supplement has been approved in writing by the Insurer.

“Available Funds” means, with respect to any Payment Date, funds allocated from amounts available pursuant to the Indenture and the Sale and Servicing Agreement to make distributions on the Obligations on such Payment Date, including without limitation amounts on deposit in the Payment Account.

“Business Day” means any day other than (a) a Saturday or a Sunday (b)  a day on which banking institutions in the States of New York or California or the city in which the Corporate Trust Office or the office of the Insurer is located are required or authorized by law or executive order to be closed.

“Deficiency Amount” means, with respect to any Payment Date, the excess, if any, of Required Distributions for such Payment Date over Available Funds. Notwithstanding anything to the contrary herein, the aggregate Deficiency Amount which may be paid under the Policy shall not exceed the Maximum Insured Amount.

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“Insured Payment” means (a) as of any Payment Date, any Deficiency Amount and (b) any Preference Amount.

“Maximum Insured Amount” means $650,000,000 in respect of principal, plus interest thereon calculated at the applicable Note Rate for the Obligations.

“Notice” means the telephonic or telegraphic notice, promptly confirmed in writing by facsimile substantially in the form of Exhibit A attached hereto, the original of which is subsequently delivered by registered or certified mail, from the Indenture Trustee specifying the Insured Payment which shall be due and owing on the applicable Payment Date.

“Overcollateralization Deficit” with respect to the Obligations and any Payment Date is equal to the amount, if any, by which the Note Principal Amount of the Obligations, after taking into account the payment to the Noteholders of principal from all sources other than the Policy, exceeds the Invested Amount for such Payment Date (without taking into account any payment made under this Policy).

“Owner” means each Noteholder (as defined in the Agreement) who, on the applicable Payment Date, is entitled under the terms of the applicable Obligations to payment thereunder.

“Preference Amount” means any amount previously distributed to an Owner on the Obligations that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time in accordance with a final nonappealable order of a court having competent jurisdiction.

“Required Distributions” means, (a) with respect to any Payment Date, the sum of (i) the amount of interest that has accrued on the Obligations at the Note Rate during the Interest Accrual Period, net of any interest shortfalls on the Obligations resulting from any partial or full prepayment of the Mortgage Loans and any interest shortfalls resulting from the application of the Servicemembers Civil Relief Act, or similar state or local laws and (ii) if such Payment Date is not the Final Scheduled Payment Date, the Overcollateralization Deficit, if any, and (b) on the Final Scheduled Payment Date, the aggregate Note Principal Amount of the Obligations (after giving effect to all distributions to be made on such Payment Date). Required Distributions do not include Deferred Interest.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement as of the date of execution of this Policy, without giving effect to any subsequent amendment to or modification of the Agreement unless such amendment or modification has been approved in writing by the Insurer.

Any notice hereunder or service of process on the Fiscal Agent may be made at the address listed below for the Fiscal Agent or such other address as the Insurer shall specify in writing to the Indenture Trustee.

The notice address of the Fiscal Agent is 15th Floor, 61 Broadway, New York, New York 10006, Attention: Municipal Registrar and Paying Agency, or such other address as the Fiscal Agent shall specify to the Indenture Trustee in writing.

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THIS POLICY IS BEING ISSUED UNDER AND PURSUANT TO, AND SHALL BE CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

The insurance provided by this Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

This Policy is not cancelable for any reason. The premium on this Policy is not refundable for any reason, including payment, or provision being made for payment, prior to maturity of the Obligations.

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IN WITNESS WHEREOF, the Insurer has caused this Policy to be executed and attested this 21st day of December 2006.

MBIA INSURANCE CORPORATION

By /s/ Neil G. Budnick

Title: President

Attest:

By /s/ Stephanie Taylor Ciavarello___________

Title: Assistant Secretary

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EXHIBIT A

TO NOTE GUARANTY INSURANCE

POLICY NUMBER: 490190

NOTICE UNDER NOTE GUARANTY

INSURANCE POLICY NUMBER: 490190

U.S. Bank Trust National Association, as Fiscal Agent

  for MBIA Insurance Corporation

15th Floor

61 Broadway

New York, NY 10006

Attention:	Municipal Registrar and
Paying Agency

MBIA Insurance Corporation

113 King Street

Armonk, NY 10504

The undersigned, a duly authorized officer of [NAME OF INDENTURE TRUSTEE] as indenture trustee (the “Indenture Trustee”), hereby certifies to U.S. Bank Trust National Association (the “Fiscal Agent”) and MBIA Insurance Corporation (the “Insurer”), with reference to Note Guaranty Insurance Policy Number: 490190 (the “Policy”) issued by the Insurer in respect of the $650,000,000 IndyMac Home Equity Mortgage Loan Asset-Backed Trust, Series 2006-H4, Home Equity Mortgage Loan Asset-Backed Notes, Series 2006-H4 (the “Obligations”), that:

(a)          the Indenture Trustee is the indenture trustee under the Indenture dated as of December 21, 2006 between IndyMac Home Equity Mortgage Loan Asset-Backed Trust, Series 2006-H4, as Issuer, and the Indenture Trustee, as indenture trustee for the Owners;

(b)          the amount due under the definition of Deficiency Amount for any Payment Date occurring on [                 ] (the “Applicable Payment Date”) is $[                 ] (the “Deficiency Amount”);

(c)          the amount of previously distributed payments on the Obligations that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the Bankruptcy Code in accordance with a final nonappealable order of a court having competent jurisdiction is $[                 ] (the “Preference Amount”);

(d)          the total Insured Payment due is $[           ], which amount equals the sum of the Deficiency Amount and the Preference Amount;

(e)          the Indenture Trustee is making a claim under and pursuant to the terms of the Policy for the dollar amount of the Insured Payment set forth in (b) above to be applied to the payment of the Deficiency Amount for the Applicable Payment Date in accordance with the Agreement and for the dollar amount of the Insured Payment set forth in (c) above to be applied to the payment of any Preference Amount; and

(f)           the Indenture Trustee directs that payment of the Insured Payment be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy: [INDENTURE TRUSTEE’S ACCOUNT NUMBER].

Any capitalized term used in this Notice and not otherwise defined herein shall have the meaning assigned thereto in the Policy.

Any Person Who Knowingly And With Intent To Defraud Any Insurance Company Or Other Person Files An Application For Insurance Or Statement Of Claim Containing Any Materially False Information, Or Conceals For The Purpose Of Misleading, Information Concerning Any Fact Material Thereto, Commits A Fraudulent Insurance Act, Which Is A Crime, And Shall Also Be Subject To A Civil Penalty Not To Exceed Five Thousand Dollars And The Stated Value Of The Claim For Each Such Violation.

IN WITNESS WHEREOF, the Indenture Trustee has executed and delivered this Notice under the Policy as of the [     ] day of [                 ], [     ].

[NAME OF INDENTURE TRUSTEE], as Indenture Trustee

By

Title

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